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                         [COOPER INDUSTRIES LETTERHEAD]



                                                                    EXHIBIT 99.1

News
Release                                                            [COOPER LOGO]

FOR IMMEDIATE RELEASE
August 5, 1997

Contacts:     John Breed           Phyllis Piano
              713-209-8835         713-209-8415

COOPER INDUSTRIES' BOARD DECLARES DIVIDENDS

HOUSTON, TEXAS, August 5, 1997 -- The board of directors of Cooper Industries, Inc. (NYSE-CBE) today declared quarterly dividends on the company's outstanding shares.

       A regular quarterly dividend of 33 cents on each common share is payable October 1, 1997, to shareholders of record on September 15, 1997.

       The board of directors also adopted a Shareholder Rights Plan and declared a dividend distribution of one preferred share purchase Right for each share of common stock held of record as of the close of business on August 15, 1997.

       Like hundreds of other companies, Cooper Industries has adopted a Shareholder Rights Plan to deter coercive takeover tactics and prevent an acquirer from gaining control of the company without offering a fair price to all of the company's shareholders. The adoption of the plan is not in response to any known effort to acquire control of the company.

       The Rights become exercisable only if a person or group acquires beneficial ownership of 15% or more of Cooper's common stock or commences a tender or exchange offer for 15% or more of Cooper's common stock, unless the tender or exchange offer is for all outstanding shares of the company upon terms determined by Cooper's continuing directors to be in the best interests of the company and its shareholders.

        When exercisable, the Rights would entitle the holders (other than the acquirer) to buy shares of Cooper common stock having a market value equal to two times the Right's exercise price, or, in certain circumstances, to buy shares of the acquiring company having a market value equal to two times the Right's exercise price.
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COOPER INDUSTRIES, INC.                                                   PAGE 2




       The Plan provides that Cooper may redeem the Rights for $.01 per Right at any time before the 10th business day after a public announcement that a 15% position has been acquired. The Rights expire on August 5, 2007.

       Cooper Industries, with 1996 revenues of $5.3 billion, is a diversified, worldwide manufacturer of electrical products, tools and hardware, and automotive products. Additional information about Cooper is available on the company's World Wide Web site: www.cooperindustries.com.

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